Exhibit 99.2

Item 6:	Selected Financial Data*

The following table sets forth selected financial data at or for the years ended December 31 and should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data”:

(Dollars in millions—except per share data)	2011	2010	2009	2008	2007
Income Statement Data:
Revenues:
Premiums	$2,153.3	$2,097.7	$2,101.9	$2,140.2	$2,078.3
Administrative fees	115.5	116.5	108.5	114.6	115.2
Net investment income	612.8	602.5	586.5	541.0	516.3
Net capital losses	(6.9)	(51.6)	(26.9)	(128.8)	(0.6)

Total revenues	2,874.7	2,765.1	2,770.0	2,667.0	2,709.2

Benefits and expenses:
Benefits to policyholders and interest credited	1,932.2	1,778.2	1,721.3	1,700.1	1,700.6
Operating expenses**	712.1	669.9	699.1	689.8	641.5
Interest expense	38.9	38.9	39.2	39.2	30.7

Total benefits and expenses	2,683.2	2,487.0	2,459.6	2,429.1	2,372.8

Income before income taxes	191.5	278.1	310.4	237.9	336.4
Income taxes	54.8	92.2	104.9	77.2	112.3

Net income	$136.7	$185.9	$205.5	$160.7	$224.1

Benefit Ratios, including interest credited (% of total premiums):
Group insurance	83.1%	77.2%	74.7%	73.6%	77.4%
Individual disability	67.3	66.8	69.3	78.7	69.3
Per Common Share:
Basic net income	$3.05	$3.97	$4.20	$3.29	$4.32
Diluted net income	3.04	3.95	4.19	3.26	4.28
Market value at year end	36.75	45.14	40.02	41.77	50.38
Dividends declared and paid	0.89	0.86	0.80	0.75	0.72
Basic weighted-average shares outstanding	44,876,650	46,774,277	48,932,908	48,917,235	51,824,050
Diluted weighted-average shares outstanding	45,016,070	47,006,228	49,044,543	49,292,240	52,344,950
Ending shares outstanding	44,268,859	46,159,387	47,744,524	48,989,074	49,155,131
Balance Sheet Data:
General account assets	$13,809.7	$13,029.0	$12,372.8	$11,468.3	$10,582.8
Separate account assets	4,593.5	4,787.4	4,174.5	3,075.9	4,386.4

Total assets	$18,403.2	$17,816.4	$16,547.3	$14,544.2	$14,969.2

Long-term debt	$300.9	$551.9	$553.2	$561.5	$562.6
Total liabilities	16,412.8	15,921.8	14,826.3	13,174.9	13,549.0
Total equity	1,990.4	1,894.6	1,721.0	1,369.3	1,420.2
Statutory Data:
Net gain from operations before federal income taxes and realized capital gains (losses)	$185.1	$317.4	$375.0	$341.6	$309.3
Net gain from operations after federal income taxes and before realized capital gains (losses)	143.1	202.4	251.4	235.0	197.2
Capital and surplus	1,193.1	1,226.8	1,243.2	1,154.6	1,047.8
Asset valuation reserve	107.2	95.6	89.7	78.8	102.2

*

In accordance with the adoption of Accounting Standards Update 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, the Company has adjusted on a retrospective basis the selected financial data for the periods presented above.

**	Includes operating expenses, commissions and bonuses, premium taxes, and the net increase in deferred acquisition costs, value of business acquired and other intangible assets.

Ex 99.2 - 1